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                                                                       EXHIBIT 8



                                        December 11, 1996

The Bank of New York Company, Inc.
48 Wall Street
New York, New York 10286


Ladies and Gentlemen:

  As special tax counsel to BNY Capital I, BNY Capital II, BNY Capital III, BNY Capital IV, BNY Capital V (each a "Trust") and The Bank of New York Company, Inc. in connection with the issuance of $700,000,000 of Preferred Securities of the Trusts (the "Securities"), and assuming (i) the holder of the Common Securities of each Trust will have "substantial assets" (other than the Common Securities) within the meaning of Treasury Regulations Section 301.7701-2(d)(2) and (ii) the operative documents for the Securities described in the Prospectus and the Prospectus Supplement to which this opinion is filed as an exhibit (the "Registration Statement") will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement, subject to the limitations set forth therein.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Certain Federal Income Tax Consequences" in the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        /s/ Sullivan & Cromwell